Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement (File No. 333-239938) on Form F-1 of our report dated May 6, 2020 relating to the financial statements of Freeline Therapeutics Limited. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Reading, United Kingdom

August 3, 2020